U. S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities and Exchange Act of 1934.

UTEC, Inc

(formerly Lyon Capital Venture Corp.)

(Name of Small Business Issuer in its charter)

                    Nevada                                               20-5936198

(State or other jurisdiction of     (I.R.S. Employer Identification No.)

               incorporation or organization)

2420 Springer Drive, Suite 110, Norman Oklahoma  73069

(Address of principal executive offices)                                   (Zip Code)

Issuer’s telephone number:  620-783-1361

Securities to be registered pursuant to Section 12(b) of the Act:

    Title of each class      Name of each exchange on which

to be so registered      each class is to be registered

               None

                          __________________________

Securities to be registered pursuant to Section 12(g) of the Act:

____________________              Common Stock                                  __________

(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company.  See definitions of “large accelerated filer,” “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer

[  ]

Accelerated filer

[  ]

Non-accelerated filer

[  ]

Smaller reporting company

[X]

TABLE OF CONTENTS

PART I

Item 1.

Description of Business

Item 2.

Management’s Discussion and Analysis

Item 3.

Financial Report

Item 4.

Description of Property

Item 5.

Security Ownership of Certain Beneficial Owners and Management

Item 6.

Directors and Executive Officers

Item 7.

Executive Compensation

Items 8.

Certain Relationships and Related Party Transactions and Director Independence

Item 9.

Description of Securities

PART II

Item 1.

Market Price of and Dividends on the Registrant’s Common Equity and Related

Shareholder Matters.

Item 2.

Legal Proceedings

Item 3.

Changes in and Disagreements with Accountants

Item 4.

Recent Sales of Unregistered Securities

Item 5.

Indemnification of Directors and Officers

PART F/S

Financial Statements as at December 31, 2007

PART III

Item 1.

Index to Exhibits

PART I.

Item 1 - DESCRIPTION OF BUSINESS

General Information

Except for statements of historical fact, certain information in this document contains “forward-looking statements” that involve substantial risks and uncertainties.  You can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” ‘would,” or similar words.  The statements that contain these or similar words should be read carefully because these statements discuss our future expectations, contain projections of our future results of operations, or of our financial position, or state other “forward-looking” information.  UTEC, Inc. (“The company”) believes that it is important to communicate our future expectations to our investors.  However, there may be events in the future that we are not able to accurately predict or control.  Further, we urge you to be cautious of the forward-looking statements that are contained in this Form 10 because they involve risks, uncertainties and other factors affecting our operations, market growth, service, products and licenses.  These factors may cause our actual results to and achievements, whether expressed or implied, to differ materially from the expectations we describe in our forward-looking statements.  The occurrence of any of these events could have a material adverse effect on our business, results of operations and financial position.

The information provided in this section of the application is widely available to the public and partially compiled by organizations like the Institute of Makers of Explosives (IME) whose web site is http://www.ime.org/.  The other industry source for such information is the International Society of Explosives Engineers (ISEE) whose web site is http://www.isee.org/. As such, the information is widely available to the public, and has been disseminated in reports, conferences, training classes, regularly scheduled meetings and trade shows. In addition, other associated trade organizations like the NSSGA, the National Stone, Sand and Gravel Association, which on Feb. 12, 2001 was formed through the merger of the National Stone Association and National Aggregates Association (http://www.nssga.org/). Individual states also have local stone and aggregate associations, as well as surface mining associations and underground mining groups. Information on all of these organizations is well documented in the public domain, and widely available over the internet or public libraries.

Corporate History

The Company, a Nevada corporation, was originally organized on November 8, 1993 as B-N-B Enterprises Inc. for the purpose of engaging in any lawful activity.  The name was changed on August 31, 2004 to Lyon Capital Venture Corp. and subsequently to UTEC Inc. on March 7, 2007. The Company was in the development stage through December 31, 2006, and the year ended December 31, 2007 is the first year during which the Company is considered an operating company and is no longer in the development stage. On January 10, 2007, the Company entered into an agreement with Energetic Systems Inc., LLC to acquire 100% of the shares of UTEC Corporation, Inc for a total consideration of 22,500,000 of the company’s par value $0.001 common shares and 20,000 of the company’s par value $0.001 preferred shares.  The Technical and Manufacturing Headquarters of the Company is located at 8500 South East Jayhawk Drive, PO Box 320, Riverton Kansas, 66770.  It’s business office is located at Suite 110, 2420 Springer Drive, Norman, Oklahoma, 73069.  The Company operates on the calendar fiscal year ending December 31st.  Currently, the Company has 12 employees, all employed by UTEC Corporation, now a wholly owned subsidiary of the Company.

Chairman of
The Board
Fortunato Villamagna
Managing Director & CEO
Curt Stafford
CFO
Suresh Subramanian
President & COO
John O'Loughlin
Office Manager
External Contractors
Gary Eck
R&D Manager
Joan Lee
Office Manager
Ed Piatkowski
Senior Chemist
Kevin Tallent
Project Scientist
Darren Wall
Technician
Nick Rainy
Test Site Supervisor
Mike Pace
Senior Technician
Mark Mammele
Product Development Manager
John Bowles
Project & Sales Manager

Business of Issuer

From August 24, 2004 until it acquired UTEC, Inc. in January 2007, the Company was a developmental stage company without any operations.  The business of the wholly owned subsidiary of the Company, UTEC Corporation, comprises the entire business of the Company and is considered the predecessor company.

For more than 30 years, the predecessor companies to the Company’s subsidiary have been involved in the research and development of commercial explosive products used by the construction, quarrying and mining industries in North America and elsewhere in the world.  The legacy business of the company actually had its start in the commercial explosives business of Gulf Oil Limited, and one of the sites currently occupied by the Company is a former coal mine which was mined by a subsidiary of Gulf Oil, and served as Gulf Explosives bulk truck garage, as well as detonation testing facility. The sites were gradually expanded over time to include additional testing capabilities and research and development facilities. Following Gulf’s divestiture of its explosives business, it was owned briefly by another US explosives company until it was acquired by a subsidiary of  LSB industries of Oklahoma City, OK. In 2002, the Company’s legacy business was acquired as part of a larger transaction by Energetic Systems Inc., LLC., a company jointly owned at the time by American Pacific Corporation of Las Vegas NV and Wimase Limited of Dallas, Texas.  In late 2006, Energetic Systems Inc. divested itself of its other explosives holdings, and the Company’s legacy business was acquired by UTEC Corporation.

To take advantage of both its legacy businesses and new business opportunities that were identified, the Company was reorganized ion 2007 into three marketing units:

1.

Energetic Materials, which includes the development and testing of commercial explosives.

2.

Specialty Chemicals and Raw Materials, which distributes chemicals that are used in commercial explosives; and

3.

Hazardous Chemicals and Biological Waste Destruction, a marketing unit that utilizes a new patented technology for the destruction of biological waste and other hazardous chemicals and military munitions.  This marketing unit is commercializing the Cold Plasma Oxidizer Technology for the total and complete destruction of solid and liquid hazardous chemicals and biological waste.

Energetic Materials Business Unit

This marketing unit is comprised of the company’s legacy business which includes the research, development and testing of commercial explosives.  The technical and manufacturing headquarters are located in Riverton, Kansas, on a two acre site, which also has a laboratory.  In addition, the company has a pilot plant facility with an Underwater Testing capability and a full scale production facility (PRUF – Propellant ReUse Facility) located on a separate 640 acre site near Hallowell, Kansas.

Today, the Company is one of a very few independent research and testing businesses in the word, located in the most competitive and innovative marketplace for commercial explosives and energetic materials, capable of performing large scale underwater energy tests.

The Company’s customers includecompanies owned by Orica Limited. and Dyno Nobel (both publicly listed Australian companies) - the top two global commercial explosives companies. Both have their own research and development facilities but choose our Company to provide additional services because of our low cost structure, customer focus, rapid response, and quality. While Orica and Dyno represent the two largest explosives producers of commercial explosives in North America, they represent only a sampling of the company’s customer base. The company currently provides testing, contract research and support services to most of the commercial explosives companies in North America, as well as several international companies. For the twelve months ended December 31, 2007, Dyno and Orica accounted for approximately 1/3 of testing revenues, but only a small percentage of contract research and support services. As stated, the Company’s services have been utilized by most of the other major U.S. commercial explosives producers as well.  Either directly or through subcontracts, the Company’s services have also been used by the US Department of Defense, Department  of Transportation, the Bureau of Alcohol, Tobacco, Firearms and Explosives, and other government agencies.  Equally important,The Company’s customers also include multinational automotive air bag manufacturers, gas generant manufacturers , energetic device manufacturers and the Company has been a subcontractor on a number of demilitarization programs.

Specialty Chemicals & Raw Materials Marketing Unit

The Specialty Chemicals & Raw Materials Marketing Unit is focused on the commercial explosives industry and is synergistic with the company’s energetic materials business unit.  The objective of this business unit is to be recognized as an international supplier of specialty chemicals to manufacturers in the commercial explosive industry.  Based on sales this year, this business unit generated strong revenues.  These sales were based solely on specialty chemicals and raw material sales to overseas customers.  The Company’s strengths lie in providing quality and timely services to its customers for a broad range of chemicals.  The Company will continue to penetrate the international market from Asia to Latin America, by creating strategic alliances with customers and raw material suppliers across the globe.

The Company is currently working on initiatives both domestically and internationally, and intends to capitalize on a recent technological invention (patent pending) on the next generation of emulsifiers for use in commercial explosives. During the past year, the Company has entered into supply agreements, typically simple purchase agreements (purchase orders), in the ordinary course of business with companies in India for raw materials and an ingredient for the synthesis of emulsifier.

Hazardous Chemicals & Biological Waste Destruction

In March of 2007, the Company entered into an agreement with Ceramatec Inc., of Salt Lake City, Utah, and licensed the world–wide exclusive rights to manufacture and market a Waste Destruction System utilizing the Cold Plasma Oxidizer Technology.  The license agreement with Ceramatec gives the Company sole marketing and sales rights to this unique technology as it relates to the “hazardous waste destruction” market segment. The Ceramatec agreement is a simple licensing and supply agreement, which stipulates that in order to maintain exclusivity a minimum number of units must be ordered from Ceramatec every year. The number for 2008 is two, and the number for 2009 is four. At the date of this filing, one of the 2008 units has been ordered by and delivered to the Company., and the schedule and delivery for the second unit are currently being discussed with Ceramatec. If any of the conditions of the agreement are not met, the license reverts to non-exclusive, but the Company retains all other rights.

The Hazardous Chemicals and Biological Waste Destruction Marketing Unit provides commercial solutions for the processing of chemical and biological wastes into carbon dioxide and water.  The Company’s advanced waste treatment technologies are suitable for a variety of industrial, hazardous, municipal, and clinical waste streams and offer an extremely elegant, cost effective and novel way that allows customers to destroy their own hazardous chemicals and biological waste in-house, on-demand. While the Company will manufacture Waste Destruction equipment, the Company does not destroy wastes in any of its facilities, as this activity is carried out by the customers of that equipment on their premises. By using the Company’s equipment as a part of the overall process, most customers may not be classified as generators of hazardous waste.

The testing of explosives is also a benign activity, since the testing is designed to measure detonation properties. As such, the explosive completely detonates and the composition reacts, releasing no more residues than are found in any commercial blasting application for quarries found in most cities, trenching applications done by utility companies, and construction blasting for new residential and commercial land development and preparation.

The Hazardous Chemicals and Biological Waste Destruction Business Unit provides commercial solutions for the processing of chemical and biological wastes into carbon dioxide and water. The Company’s advanced waste treatment technologies are suitable for a variety of industrial, hazardous, municipal, and clinical waste streams and offer an extremely elegant, cost effective and novel way that allows customers to destroy their own hazardous chemicals and biological waste in-house, on-demand.

The Company is not a waste disposal company and does not destroy waste in-house.  The Company makes all of the necessary equipment for waste destruction purposes.

Incineration, the standard disposal method for solid hospital wastes, gives off carbon dioxide and nitrogen containing gases which pollute the atmosphere.  Utilizing the Company’s waste destruction technology provides a sophisticated waste management program that addresses the need for waste destruction while at the same time avoiding the production of toxic by-products. Compact size, light weight, excellent environmental performance and ease of operation are among the many advantages this technology offers.

The three initial potential market segments identified with great potential are ‘energetic materials’, ‘hazardous chemicals’, and ‘biological wastes’.  These three market segments are already dealing with the disposal of their waste material using traditional methodologies.  Each year, however, disposal becomes more difficult and costly.

The Company’s methodology of destroying waste will provide for a unique, cost and logistically effective method of solving this growing problem.  Additionally, this technology can be considered as “green technology”, when compared with traditional methods.

The added potential of extracting useable work or energy when this technology is used in the ‘exothermic’ mode (heat / energy is released) is an added benefit in that the excess energy in the form of heat can be utilized within other facility operations.

The overall waste disposal/destruction industry is and has been a growth industry for many years.  New and more rigorous regulations are coming into effect each and every year.  The new and novel aspect of our particular method and system of hazardous waste destruction has a number of specific advantages over traditional methods:

1.  Hazardous waste can be treated/dealt with “on-site”

2.  Units are compact, requiring only a small footprint

3.  Units can be scaled up or down depending upon the volume of material to be destructed

4.  The cost per unit is relatively inexpensive as compared to the material being consumed or the cost of conventional removal/destruction

5.  There is currently no direct competition that replicates this method of hazardous waste Destruction.

6.  This method can be considered as “Green” technology

7.  Operational modes can include the extraction of energy (exothermic mode) for use within other aspects of an industrial site.

The preferred method of sales and marketing the units will be to lease the units themselves.  This is expected to be attractive to many customers in that the initial monetary outlay is reduced.  Further, this approach affords an ongoing close relationship between the end-use customers to ensure efficient use of the system.

The lease price would be a fee for each pound of waste material destroyed by the unit.

(c)  Manufacturing Highlights

Manufacturing the Company’s Waste Disposal Units incorporating the Cold Plasma Oxidizer technology will involve the supply of certain key parts by the Licensor, with final fabrication and assembly by contract engineering fabricators according to the the Company’s specifications.  Actual design, assembly specifications, manufacturing and customer installation oversight will be provided by the Company’s engineers.  The fabrication of the BETA waste destruction units is being done in-house, with some off-the-shelf components being purchased from domestic companies and some of the fabrication being outsourced to fabrication shops in the Kansas area.

Item 2 – MANAGEMENT DISCUSSION AND ANALYSIS

2007 was the first year of operations for the Company., after it acquired the UTEC Corporation from Energetic Systems Inc..  All comparisons in this document are to original budget estimates prepared when the Company acquired the business.  In 2007 the Company was organized into three marketing units, Energetic Materials, Specialty Chemicals and Raw Materials and Hazardous Chemicals and Biological Waste Destruction.  The Company’s historical legacy business was primarily constituted by the first two marketing units and almost exclusively within the commercial explosives market.  Revenue comparisons are included from these two activities.

The new marketing unit, Hazardous Chemicals and Biological Waste Destruction was in a development stage during the year, and had no commercial revenues.  Focus during the year was on licensing and validation of the Cold Plasma Oxidizer technology, and on the development of the Company’s Waste Destruction System, identification of potential markets, and preparation of its business plan.  This business unit will be independently staffed and structured in order to pursue commercialization of Cold Plasma Oxidizer waste destruction systems during 2008.

Revenues

Revenues in 2006 were $1,480,875, and obtained mainly from testing services. Revenues in 2007 were $1,365,805. The legacy explosives testing and services business generated $893,000, or 65% of total revenues.  Major activities that contributed to this revenue were primarily in the areas of contract research and product development and independent product testing.  In addition, revenues totaling $472,000 came from the Specialty Chemicals Unit through the manufacture and sale of inorganic chemical sensitizers to customers engaged in commercial explosives production.  We project that 2008 revenue will increase with new business in both areas, but most specifically in the Specialty Chemicals area as new materials are made available to customers, and developments in new technologies are pursued.

Expenditures

The Company’s legacy business has historically been service based with temporary employees retained on an as needed basis to support manufacturing activities.  Wages in 2007 were consistent with this trend with the wage and burden expense as a percent of total expenses at 55% totaling $868,000.  Wages dedicated to SG&A activities amounted to $247,000, with the balance of $519,000 dedicated to research and development.

The Company’s legacy business is engaged in the research, development, testing and analysis of commercial explosives.  Some of the R&D activities have been in the development of new or improved technologies or new product development to be used internally within the company.  The cost associated with such activities varies from year to year and totals less than $100,000 over the calendar years 2006 and 2007.

Some of the other R&D activities during the last two years have been in the testing, analysis and QC (quality control) areas and the costs associated with these activities was about $250,000 in 2006, and $300,000 in 2007.  These costs are passed to the Company’s customers, as per the agreements the Company has with the various customers.

The Company owns all of the research and testing facilities and these facilities are operated by Company personnel/employees.  None of the facilities are operated by the Company’s customers or licensees or any other third parties.

Travel related expenses, which mostly constitute business support and development activities, totaled $87,000, and involved several trips overseas to pursue international business opportunities.

Accounting and management expenditures totaling $143,000, consisting of audit fees, and financial and accounting services provided by related third parties for the cost of the home office functions.

Other significant expenditures include advertising and promotion of $66,500, and depreciation and amortization expense of $123,000.  The company did not purchase any capital items in 2007 with the exception of acquiring the exclusive right to develop and market Cold Plasma Technology for the Waste Destruction Business Unit from Ceramatec, Inc. (See Notes to Financial Statement 8).

Assets

The Company invoices its services and products as they are provided or shipped to its customers.  The majority of its sales are to customers who are large privately held or publicly traded organizations, many of whom have been in business for a number of years.  As a consequence, the Company’s record in collecting it’s accounts receivable is exemplary.  Although the nature of the Company’s business is expected to grow and change in the next several years, it is not expected that targeted customers’ profiles will differ significantly.  The Company therefore does not anticipate a change in credit risk.

The Company was self-funding for most of the year, drawing periodically on a credit facility provided to it by one of its shareholders.

In addition to accounts receivable, the Company maintains a small inventory of supplies and materials necessary to support its legacy manufacturing and testing business.  This inventory turns regularly.  Some components are hazardous materials, and they are stored by the Company in federally and state-regulated storage facilities.  To the extent that any of the items included in inventory became obsolete during the year, the items were written off and disposed of.

Intangible assets consist mainly of the Company’s portfolio of intellectual property which is the basis for the Company’s research and development and testing activities. Patents currently held by the Company are listed in the table below:

DESCRIPTION	Serial No.	Filing Date	Reg. No.	Grant Date	Status/Comments
US PATENT Explosive Compositions	06/844,459	03/26/86	4,718,954	01/12/88	EXPIRED OWNER: UTeC Corporation, L.L.C. No more maintenance fees due. Responsible Attorney: Mary M. Lee
FOREIGN PATENT CanadaContinuous Perimeter Explosive	2,341,942	03/22/01	2,341,942	05/04/04	ISSUED OWNER: UTeC Corporation, L.L.C. Corresponds to 4580-074 & 075 Annuities Due March 22. Expires 03/22/21. Foreign Associate: Ridout & Maybee Responsible Attorney (U.S.): Mary M. Lee

US PATENT Explosive Primer	08/687,861	07/26/96	5,763,816	06/09/98	ISSUED OWNER: UTeC Corporation, L.L.C. Second Maintenance Fee Due 12/09/09 Expires 07/26/16 Responsible Attorney: Mary M. Lee
US PATENT Continuous Explosive Charge Assembly and Method for Loading Same in an Elongated Cavity	09/638,131	08/11/00	6,564,686	05/20/03	ISSUED OWNER: UTeC Corporation, L.L.C. 1st Maintenance Fee Due 11/20/06 Expires 08/11/20 (PTA=0) (Continuation filed - See file no. 4580-081) Responsible Attorney: Mary M. Lee
US PATENT (Divisional) Continuous Explosive Charge Assembly and Method for Loading Same in an Elongated Cavity	10/286,322	10/31/02	6,722,251	04/20/04	ISSUED OWNER: UTeC Corporation, L.L.C. Divisional of 4580-075 1st Maintenance Fee Due 10/20/07 Expires 08/11/20 (PTA=0) Responsible Attorney: Mary M. Lee
US PATENT Alternative Use of Military Propellants as Novel Blasting Agents	08/383,526	02/03/95	5,608,184	03/04/97	ISSUED OWNER: UTeC Corporation, L.L.C. #3 Maintenance Fee Due 09/04/07 Expires 02/03/15 Possible Infringement by TPL in arbitration. (see file no. 4580-095). Responsible attorney: Mary M. Lee
US PATENT Beneficial Use of Energy-Containing Wastes	08/353,950	12/12/94	5,612,507	03/18/97

EXPIRED
CO-OWNED:  United Technologies Corp. & UTeC Corporation, L.L.C.
Expired 03-19-01 for nonpayment of first maintenance fee.
2nd maintenance fee not paid.
Responsible attorney:  UTC
Received info from UTC attorney George Romanik 07/01/05 regarding nonpayment of fees.

US PATENT Beneficial Use of Energy-Containing Wastes	08/249,328	05/26/94	5,536,897	07/16/96

EXPIRED
CO-OWNED:  United Technologies Corp. & UTeC Corporation, L.L.C.
Expired 7-17-00 for nonpayment of first maintenance fee.
2nd maintenance fee not paid.
Responsible attorney:  UTC
Received info from UTC attorney George Romanik 07/01/05 regarding nonpayment of fees.

US PATENT Development of New High Energy Blasting Products Using Demilitarized Ammonium Picrate	09/401,627	09/22/99	6,214,140	04/10/01	ISSUED OWNER: UTeC Corporation, L.L.C. #2 Maintenance Fee Due 10/10/07 Expires 09/22/19 (PTA=0) Responsible Attorney: Mary M. Lee
INTERNATIONAL PATENT Alternative Use of Military Propellants as Novel Blasting Agents	PCT/US96/01284				CLOSED Corresponds to 5,608,184. Chinese national application filed and then abandoned.
U.S. Trademark "UTEC"	78/348,387	01/06/04	3,077,482	04/04/06	REGISTERED OWNER: UTeC Corporation, L.L.C. 8&15 Due 04/04/12 Responsible Attorney: Mary M. Lee
US PATENT (Divisional) Continuous Explosive Charge Assembly and Method for Loading Same in an Elongated Cavity	10/793,294	03/04/04			PENDING OWNER: UTeC Corporation, L.L.C. Division of 4580-075 & 081 Appeal No. 2006-1396. Appeal briefing completed; awaiting decision by the Board. Responsible Attorney: Mary M. Lee

US PATENT Method of Manufacturing A Cap Sensitive Aqueous Gel Suspension Explosive			3,962,001	06/08/76	REGISTERED OWNER: UTeC (Gulf Oil Corporation) Detagel Patent - EXPIRED
US PATENT Water Resistant Extrudable Aqueous Gel Blasting Agent and Simplified Method of Manufacture			4,213,809	07/22/80	REGISTERED OWNER: UTeC (Gulf Oil Corporation) 600 Patent - EXPIRED
US PATENT Process for Manufacturing Gas Entrained Aqueous Gel Explosive			3,783,053	01/01/74	REGISTERED OWNER: UTeC (Gulf Oil Corporation) IR Slurry Patent - EXPIRED
US PATENT Method of Forming in Place a Gelled Suspension Explosive			3,676,236	07/11/72	REGISTERED OWNER: UTeC (Gulf Oil Corporation) IR Slurry Patent - EXPIRED
US PATENT Thickened Aqueous Ammonium Nitrate - Hexamethylenetetramine Explosive Containing Ammonium Perchlorate as Sensitivity Stabilizer			3,409,486	11/05/68	REGISTERED OWNER: UTeC (Gulf Oil Corporation) IR Slurry Patent - EXPIRED

US PATENT Canister for Aqueous Gel Explosive Primer	4,126,239	11/01/78	REGISTERED OWNER: UTeC (Gulf Oil Corporation) Detagel Booster Bottle Patent - EXPIRED

In addition, these patents, any licensed technology, and the know-how that resides within the Company represent the Company’s overall technology portfolio which goes beyond the patents directly held by the Company.

Property, plant and equipment is composed of the Company’s physical facilities at Riverton and Hallowell, Kansas, and related equipment and storage used in its business.  The Company’s facilities are located on lands leased from a subsidiary of Energetic Systems Inc., LLC., pursuant to a prepaid lease.

Liabilities

The Company’s liabilities primarily consist of current amounts payable or accrued to trade creditors, and amounts owing to related parties for management fees, expenses, and shared services.

Certain of the materials the company uses or handles are hazardous materials.  These materials are stored in federally and state licensed storage facilities, under permits granted to the Company.  As of December 31, 2007, the company was not in violation of any of its license and permits required to carry on its business.

Liquidity and Capital Resources

As of December 31, 2007, the company had $89,277 cash on hand.  Periodically, the Company finds itself in a negative cash flow position.  While the Company has limited liquidity, it did finish the year funding its operations with internally generated cash, with the exception of some short term temporary funding required during the third quarter.  To fund the expansion of the company’s business into the Hazardous Chemicals and Biological Waste Destruction business, the company will need to raise significant capital with debt and/or equity financing. If the company is unsuccessful in securing additional funding, the commercialization schedule for the new Waste Destruction marketing plan will be delayed.

The predecessor businesses to the Company’s subsidiary has been in business for over 30 years.  Thus, the Company has an established customer base and demand for its products and services.  The Company believes it will generate sufficient cash flow to cover its current business responsibilities over the next 12 months, but if short term funding is necessary, the Company has assets available to act as security to guarantee short term funding from conventional loan sources. If necessary, the management may guarantee these potential loans, but there is no current written or oral agreement for such guarantees. The Company has from time to time sufficient receivables to act as security for short term funding guarantees. The Company may, if necessary, seek equity funding from third parties.

Item 3 – DESCRIPTION OF PROPERTIES

The Technical and Manufacturing Headquarters are located in Riverton, Kansas, on a two acre site with an office building. An Underwater Testing Lab and PRUF Plant is located on a separate six hundred and forty acre site near Hallowell, Kansas.  The Business Office is located in Norman, Oklahoma.

Item 4 - SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The owners of 5% or more of the Shares, as well as the officers and directors who own Shares as of March 31, 2008, are set forth in the following chart:

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class
Preferred Stock	Energetic Systems Inc., LLC(1)	20,000	47.6%
Preferred Stock	Kenneth Liebscher, Co-Chairman	10,000	23.8%
Preferred Stock	James Curtis Stafford, CFO	Nil (1)	0%
Preferred Stock	Suresh Subramanian, President & COO	Nil (1)	0%
Preferred Stock	Howard Bouch, Director	Nil (1)	0%
Preferred Stock	David Taylor, Co-Chairman, Secretary	Nil (1)	0%
Preferred Stock	Fortunato Villamagna, CEO, Managing Director	Nil (1)	0%
Preferred Stock	All Officers and Directors as a group of Preferred Stock	30,000	71.40%
Common Stock	Energetic Systems Inc., LLC(1)	22,500,000 (1)	41.85%

Common Stock	The Excalibur Group A.G.	20,000,000 (2)	37.2%
Common Stock	Howard Bouch, Director	Nil	0%
Common Stock	Fortunato Villamagna, CEO and Managing Director	Nil (1)	0%
Common Stock	David Taylor, Co-Chairman of the Board, Secretary	Nil (1)	0%
Common Stock	James Curtis Stafford, CFO	Nil
Common Stock	Suresh Subramanian, President, COO	Nil	0%
Common Stock	Kenneth Liebscher, Co-Chairman of the Board	Nil	0%
Common Stock	All Officers and Directors as a group of Common Stock	22,500,000	43.45%

(1)  Mr. Villamagna and Mr. Taylor are members of the Board and Executive Officers of Energetic Systems Inc., LLC., and together hold controlling equity interests and voting power in the holding companies that own Energetic Systems Inc., LLC., whose place of business is 2420 Springer Dr., Ste 110, Norman, OK 73069.

(2)  The Excalibur Group A.G. is owned by Lionel R. Welch, 51A Dean St., Belize City, Belize C.A.

Item 5 - DIRECTORS, OFFICERS, PROMOTERS, AND CONTROL PERSONS.

The names, ages, and respective positions of the directors, officers, and significant employees of the Company are set forth below.

Name	Position Held with the Company	Age	Date First Elected or Appointed
Fortunato Villamagna	Chief Executive Officer and Managing Director	48	January 12, 2007 to present
David Taylor	Co-Chairman of the Board, Secretary

and Director	64	January 12, 2007 to present	Kenneth Liebscher
Co-Chairman of the Board and Director	65	July 1, 2006 to present	Howard Bouch
Director	62	January 12, 2007 to present	Suresh Subramanian
President & COO	40	January 12, 2007 to present	James Curtis Stafford
Chief Financial Officer	48	January 12, 2007 to present

Forunato Villamagna, CEO & Managing Director .

Dr. Fortunato Villamagna, age 48, has over 25 years of domestic and international experience in the specialty and bulk chemicals, capital equipment, bioenergy, aerospace and energetic materials businesses. Dr. Villamagna holds a PhD in Chemistry and MBA in Global Management, and has worked throughout North America, Europe, Australia and West Africa.  From 2002 to 2006 Dr. Villamagna served as Vice President - Business Development for American Pacific Corporation (AMPAC), a publicly listed company with divisions and subsidiaries that manufacture active pharmaceutical ingredients and registered intermediates, energetic products used primarily in space flight, aerospace and defense systems, clean fire- extinguishing agents and water treatment equipment. Dr. Villamagna joined UTEC Corporation in 2006.

Prior to 2002,  Dr. Villamagna was the Vice President Technology, Americas and Europe for Orica Inc., an Australian-owned, publicly-listed global company, and global leader in mining products and services. Prior to that Dr. Villamagna was the Director of Bulk Delivered Products for Energetic Solutions, Inc., a part of  UK based ICI Explosive Inc.

David P. Taylor, Director, Co-Chairman & Corporate Secretary.

David Taylor, age 64, has held a number of senior executive positions in the commercial explosives industry for over thirty-seven years.  During this time he has, through his privately held management companies based in Dallas, Texas and Calgary, Alberta, been both an investor and a provider of enterprise and project management services and strategic planning and implementation to entities engaged in the development, manufacture, sale and distribution of commercial explosives and construction equipment.

A businessman and graduate of the now Ryerson University in Toronto in 1964, he was the US and Canadian President and CEO of Orica Inc. (the North American subsidiaries of Australian-based Orica, a global explosives company), from 1998 to 2001, the President of ICI USA Inc. (the US arm of ICI plc’s former worldwide explosives business) from 1995 to 1998, and of several other privately-held explosives and equipment distribution companies from 1970 to 1995.  In addition, he has served on the boards of publicly traded insurance and resource companies.  Since 2002, Mr. Taylor has served as  CEO of Energetic Systems Inc., LLC., a major shareholder in  the Company, and from January, 2006 he has served on the Company’s board as a Director, and as Co-Chairman and Corporate Secretary.

Kenneth B. Liebscher, Director & Co-Chairman.

Ken Liebscher is a 65 year old international businessman with 36 years of securities and executive management experience. Mr. Liebscher is a graduate of St. George's School, Vancouver, B.C. and also attended the University of British Columbia. In 22 years with the world's largest dental products manufacturer, Dentsply International Inc., Mr. Liebscher held several positions culminating as the Manager of their West Coast Division, headquartered in San Francisco California. Mr. Liebscher was recruited by a major Europe based competitor, Ivoclar Liechtenstein to lead their entry into the North American market and, within two years, became Executive Vice President of Sales and Marketing and helped expand this company's sales to $300,000,000 US before retiring.

Mr. Liebscher became a director of a publicly held company called E.T.C. Industries Ltd. in 1992 and became President of its wholly owned subsidiary, THE ELECTRIC CAR COMPANY and, in 1994, led a team that developed the MI 6 prototype electric car from the ground up. Mr. Liebscher has served on the Board of Directors of Belmont Resources Inc., listed on the TSX Venture Exchange (BEA.V) from 1992 to the present.

Howard Bouch, Director

Howard Bouch, age 62, is a Private Practice Chartered Accountant with over 36 years of Public and Private international experience. Mr. Bouch originally qualified as a Chartered Accountant (English and Wales Institute) in 1968. Mr. Bouch joined Deloitte & Co, Lusaka, Zambia from 1970 - 1972. Mr. Bouch joined Anglo American Corp, Zambia working as Head Office Chief Accountant for Nchanga Consolidated Copper Mines (world's 2nd largest) from 1972 - 1976. In 1976 Mr. Bouch returned to the UK and joined Babcock and Wilcox, Engineers, Nottinghamshire, England as Chief Accountant for one of their subsidiaries. Mr. Bouch was Chief Accountant of a private building firm in Cumbria, England from 1978 - 1984.  In 1984 Mr. Howard Bouch established a Private Practice as a Chartered Accountant and continues to provide professional services to Cumbrian firms to the present. Mr. Bouch is a Director of Viavid Broadcasting Inc., a fully reporting, US Public Company, trading on the Pink Sheets under the symbol VVDB-OTC BB.

Suresh Subramanian, President

Suresh Subramanian, age 40, has over fifteen years of experience in consumer products (detergents, paper), healthcare, energetic materials, and commercial explosives businesses worldwide.  Prior to joining the company he served as President from 2003 to 2006 for UTeC Corporation, LLC, a technology company in the energetic materials and commercial explosives industry.  From 2000 to 2003, Mr. Subramanian was the Director - Global Product Development for Orica USA Inc, an international commercial explosives company.  From 1998 to 2000, Mr. Subramanian was the Senior Group Leader - Product Evaluation & Claims for Schering-Plough HealthCare Products.  From 1994 to 1998, Mr. Subramanian was the Group Leader - Product Development for Georgia Pacific Corporation (formerly Fort James Corp), a global paper company.  From 1991 to 1994, Mr. Subramanian was the Senior Engineer - Process Development for The Procter & Gamble Company, a global consumer products company.

James Curtis Stafford, Chief Financial Officer

J. Curt Stafford, age 48, is a Certified Public Accountant with over 14 years of experience as an accounting officer in various industries.  Prior to joining UTEC Corporation in January of 2003 he served as Controller for the Shawnee Division of APAC, Inc., the largest asphalt Construction Company in the U.S. and as Controller Grace Nursing Facilities, a privately held network of over 20 nursing homes located throughout Oklahoma.  A former Senior Accountant with Arthur Andersen, he obtained his CPA designation in 1991 and enjoyed 5 years of public accounting experience specializing in Corporate Taxation.

The Officers and Directors have not been involved in legal proceedings that impair their ability to perform their duties as Officers and Directors.

Code of Ethics

Effective April 1, 2008, our company's Board of Directors adopted a Code of Business Conduct and Ethics that applies to, among other persons, our company's CEO,, CFO and secretary (being our principal executive officer, principal financial officer and principal accounting officer), as well as persons performing similar functions. As adopted, our Code of Business Conduct and Ethics sets forth written standards that are designed to deter wrongdoing and to promote:

1.	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

2.

full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commission and in other public communications made by us;

3.	compliance with applicable governmental laws, rules and regulations;

4.	the prompt internal reporting of violations of the Code of Business Conduct and Ethics to an appropriate person or persons identified in the Code of Business Conduct and Ethics; and

5.

accountability for adherence to the Code of Business Conduct and Ethics. Our Code of Business Conduct and Ethics requires, among other things, that all of our company's Senior Officers commit to timely, accurate and consistent disclosure of information; that they maintain confidential information; and that they act with honesty and integrity.

In addition, our Code of Business Conduct and Ethics emphasizes that all employees, and particularly Senior Officers, have a responsibility for maintaining financial integrity within our company, consistent with generally accepted accounting principles, and federal and state securities laws. Any Senior Officer who becomes aware of any incidents involving financial or accounting manipulation or other irregularities, whether by witnessing the incident or being told of it, must report it to our company. Any failure to report such inappropriate or irregular conduct of others is to be treated as a severe disciplinary matter. It is against our company policy to retaliate against any individual who reports in good faith the violation or potential violation of our company's Code of Business Conduct and Ethics by another.

Our Code of Business Conduct and Ethics was filed with the Securities and Exchange Commission on May 15, 2008 as an Exhibit to our Form10.. We will provide a copy of the Code of Business Conduct and Ethics to any person without charge, upon request. Requests can be sent to: UTEC, Inc, 2420 Springer Drive, Suite 110, Norman Oklahoma  73069

Item 6 - EXECUTIVE COMPENSATION.

The following charts include compensation and options received by all Officers and Directors of the Company.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards	Option Expiration Date	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total
Suresh Subramanian, President	2007 2006	$140,000 $140,000	0	0	250,000 @ $0.25	3/26/13	0	0	0	$140,000 $140,000
Curt Stafford, CFO	2007 2006	$85,000 $85,000	0	0	250,000 @ $0.25	3/26/13	0	0	0	$85,000 $85,000
Dr. Fortunato Villamagna,	2007 2006	0	0	0	0 (2)	3/26/13	0	$40,000(1) 0	0 0	$40,000(1) 0
David Taylor	2007	0	0	0	250,000 @ $0.25	3/26/13	0	0	0	0
Kenneth Liebscher	2007	0	0	0	250,000 @ $0.25	3/26/13	0	0	0	0
Howard Bouch	2007	0	0	0	250,000 @ $0.25	3/26/13	0	0	0	0

(1)  Dr. Fortunato Villamagna’s management company, Redstone Management Services LLC., is entitled to $40,000 per year pursuant to a management contract, but has deferred receiving this amount until a later date.

(2) Dr. Fortunato Villamagna’s Company Black Stone Management Services LLC. is entitled to an option on 250,000 common shares at $0.25.

OPTIONS

The Company has adopted a formal stock option plan attached as an exhibit to this filing.  On January 12, 2007, the company issued shares as a stock option and subsequently after consultation with tax professionals canceled such shares and approved the issuance of a non qualified option to employees, Directors and Consultants. The following chart lists those options granted to Directors, Officers and Affiliates.

Name	Number of securities underlying unexercised options (#) exercisable	Option exercise price ($)	Option expiration date
Suresh Subramanian, President	250,000	$0.25	1/12/2012
Curt Stafford, CFO	250,000	$0.25	1/12/2012
(1) Dr. Fortunato Villamagna,, CEO/Director	250,000	$0.25	1/12/2012
David Taylor, Secretary/Director	250,000	$0.25	1/12/2012
Ken Liebscher, Director	250,000	$0.25	1/12/2012
Howard Bouch, Director	250,000	$0.25	1/12/2012

(1)

Dr. Fortunato Villamagna’s management company, Black Stone Management Services LLC. is the holder of the option.

There are no annuity, pension or retirement benefits proposed to be paid to officers, directors, or employees of the corporation in the event of retirement at normal retirement date pursuant to any presently existing plan provided or contributed to by the corporation or any of its subsidiaries.

Item 7 - CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

Other than as set forth in this Item 7, there are no relationships, transactions, or proposed transactions to which the registrant was or is to be a party, in which any of the named persons set forth in Item 404 of Regulation SK had or is to have a direct or indirect material interest.

As indicated under Description of Business, the Company, on January 10, 2007, entered into a purchase agreement with Energetic Systems Inc., LLC. to purchase 100% of the shares of UTEC Corporation.  Fortunato Villamagna, Director and CEO of the Company and David P. Taylor, Director, Co-Chairman and Secretary of the Company, are members of the Board of Executive Officers of Energetic Systems Inc., LLC., and together hold controlling equity interests in the holding companies that own Energetic Systems Inc., LLC.  Under the terms of the purchase agreement, Energetic Systems Inc. LLC. was paid 22,500,000 Common Shares and 20,000 Preferred Shares of the Company.

On January 11, 2007, the Company entered into an agreement with Redstone Management Services, a company owned by Dr. Fortunato Villamagna, for the services of Dr. Villamagna as CEO of the Corporation.  Payments to Red Stone under this agreement are based on time actually spent on the business of the Company by Dr. Villamagna, subject to a minimum annual fee of $40,000.  During the twelve months ended December 31, 2007, the Company has incurred management fee expenses of $40,000 pursuant to this agreement, all of which is included in Accounts Payable to Related Parties, at December 31, 2007.

From time to time the Company enters into arrangements for the provision of services from one or more of its Directors, or companies in which its Directors have a financial interest.

On January 11, 2007, the Company entered into an agreement with Red Stone Management Services, a company owned by Dr. Fortunato Villamagna, for the services of Dr. Villamagna as CEO of the Corporation.  Payments to Redstone under this agreement are based on time actually spent on the business of the Company by Dr. Villamagna, subject to a minimum annual fee of $40,000.  During the twelve months ended December 31, 2007, the Company has incurred management fee expense of $40,000 pursuant to this agreement, all of which is included in Accounts Payable to Related Parties, at December 31, 2007.

On January 1, 2007 UTEC Corporation (a wholly owned subsidiary effective January 10, 2007) entered into a Ground Lease Agreement for the properties that it occupies in Cherokee County, Kansas.  This lease is with Energetic Properties, LLC., a subsidiary of Energetic Systems, Inc. LLC., a significant shareholder in the company.  The initial term of the lease is seven (7) years, with provision to extend for five additional one year renewal periods.  The annual rent is prepaid through December 31, 2009; thereafter UTEC Corporation is obligated to pay an annual rent of $85,800 per year subject to adjustment for changes in the Consumer Price Index.  The discounted value of the lease is $75,000 with an annual amortization of $10,700 with the net book value at December 31, 2007 being $64,300.  The Agreement includes all other terms and conditions which are normal and usual for leases of this type.

Advances from Energetic Systems Inc., LLC

Energetic Systems, Inc., LLC. (ESI) which owns approximately 42% of the restricted common shares of the Company. and owns 100% of the predecessor company, UTEC Corporation, LLC. that contributed its assets to form UTEC Corporation, is the processor of a credit facility of up to $200,000 from UTeC.  There are no amounts owing on that facility at the end of December 31, 2007. During the twelve months ended December 31, 2007, the maximum amount advanced under the line of credit was $181,998.  Interest expense paid on the line of credit was $5,790 during the twelve months ended December 31, 2007.   Advances from ESI are secured by the accounts receivable of the Company, and bear interest at commercial rates.

The company has chosen to adopt NASD's definition of independent director.   Under such definition, Howard Bouch qualifies as an independent director.

Item 8 - DESCRIPTION OF SECURITIES TO BE REGISTERED

General Description.

The Articles of Incorporation authorize the issuance of 74,000,000 shares of common stock, with a par value of $0.001. The holders of the Shares: (a) have equal ratable rights to dividends from funds legally available therefore, when, as, and if declared by the Board of Directors of the Company; (b) are entitled to share ratably in all of the assets of the Company available for distribution upon winding up of the affairs of the Company; (c) do not have preemptive subscription or conversion rights and there are no redemption or sinking fund applicable thereto; and (d) are entitled to one non-cumulative vote per share on all matters on which shareholders may vote at all meetings of shareholders. These securities do not have any of the following rights: (a) cumulative or special voting rights; (b) preemptive rights to purchase in new issues of Shares; (c) preference as to dividends or interest; (d) preference upon liquidation; or (e) any other special rights or preferences.  In addition, the Shares are not convertible into any other security.  There are no restrictions on dividends under any loan other financing arrangements or otherwise. See a copy of the Articles of Incorporation, and an amendment thereto, and Bylaws of the Company, attached as Exhibit 3.1, Exhibit 3.2, and Exhibit 3.3, respectively, to this Form 10.  As of the date of this Form 10, the Company had 51,852,159 shares of common stock outstanding.

The Articles of Incorporation authorize the issuance of 1,000,000 shares of Preferred stock, with a par value of $0.001. The holders of these Shares carry a conversion of two common shares of the Company for each preferred share surrendered. As of the date of this Form 10, the Company had 42,013 preferred shares outstanding.

Non-Cumulative Voting.

The holders of Shares of Common Stock of the Company do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding Shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose. In such event, the holders of the remaining Shares will not be able to elect any of the Company’s directors.

Dividends.

The Company does not currently intend to pay cash dividends. The Company’s proposed dividend policy is to make distributions of its revenues to its stockholders when the Company’s Board of Directors deems such distributions appropriate. Because the Company does not intend to make cash distributions, potential shareholders would need to sell their shares to realize a return on their investment. There can be no assurances of the projected values of the shares, nor can there be any guarantees of the success of the Company.

A distribution of revenues will be made only when, in the judgment of the Company’s Board of Directors, it is in the best interest of the Company’s stockholders to do so. The Board of Directors will review, among other things, the investment quality and marketability of the securities considered for distribution; the impact of a distribution of the investee’s securities on its customers, joint venture associates, management contracts, other investors, financial institutions, and the company’s internal management, plus the tax consequences and the market effects of an initial or broader distribution of such securities.

Possible Anti-Takeover Effects of Authorized but Un-issued Stock.

The Company’s authorized but un-issued capital stock consists of 22,147,841 Shares of common stock and 957,987 shares of preferred stock. One effect of the existence of authorized but un-issued capital stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest, or otherwise, and thereby to protect the continuity of the Company’s management. If, in the due exercise of its fiduciary obligations, for example, the Board of Directors were to determine that a takeover proposal was not in the Company’s best interests, such shares could be issued by the Board of Directors without stockholder approval in one or more private placements or other transactions that might prevent, or render more difficult or costly, completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group, by creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Transfer Agent.

The Company has engaged the services of Island Stock Transfer Co., 100 2nd Ave S., Ste 104N, St. Petersburg, FL  33701to act as transfer agent and registrar.

PART II

Item 1 - MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

The Company has not paid any cash dividends on its Common Stock since its incorporation and anticipates that, for the foreseeable future, earnings, if any, will continue to be retained for use in its business.

As of March 31, 2008 the number of common shares of the company Issued and Outstanding were 51,968,159 issued to 62 shareholders. The number of preferred shares Issued and Outstanding were 42,013 issued to 21 shareholders.

The Company’s common stock currently trades on the Pink Sheets (www.pinksheets.com) under the symbol UTEI.  The following chart shows the high and low price for each quarter over the past 2 years.

Quarter	High	Low
2008 1st Quarter	$0.80	$0.37
2007 4th Quarter	$0.61	$0.25
2007 3rd Quarter	$0.86	$0.30

2007 2nd Quarter	$0.95	$0.28
2007 1st Quarter	$0.85	$0.05
2006 4th Quarter	$0.05	$0.05
2006 3rd Quarter	$0.05	$0.05
2006 2nd Quarter	$0.10	$0.05

The Company’s common stock is traded on the Pink Sheets over the counter market system, and we have relied on Market Pricing from its quotation.

Item 2 - LEGAL PROCEEDINGS.

The Company is not a party to any material pending legal proceedings and, to the best of its knowledge, no such action by or against the Company has been threatened.

Item 3 - CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

During the Company’s fiscal year and up to the present time, the principal independent accountant for the Company has neither resigned (or declined to stand for reelection) nor been dismissed.  The independent accountant for the Company is Cole & Reed P.C., Oklahoma City OK. This firm was engaged on or about September 1, 2006. There are not and have not been any disagreements between the company and its accounts on any matter of accounting principles, practices or financial statement disclosure.

Item 4 - RECENT SALES OF UNREGISTERED SECURITIES

On January 10, 2007, the Company purchased certain assets of Energetic Systems Inc., LLC., of Norman, Oklahoma, USA.  Under the terms of the Purchase Agreement, Energetic Systems Inc., LLC was issued 22,500,000 Common Shares, and was issued 20,000 preferred shares of the Company.

On February 26, 2007, the Company issued 1,914,000 of its $.001 par value common shares by way of options to Officers, Directors, and key employees of the Company that can be sold eighteen months after the issuance. Subsequently to December 31, 2007, these shares were cancelled and replaced by a non-qualified option to the same Officers, Directors and key employees for the same number of shares.

On March 7, 2007, the Company entered into an agreement with Ceramatec, Inc., a Utah Corporation, having its primary place of business located at 2425 South 900 West, Salt Lake City, UT 84119 wherein the Company obtained a world-wide, exclusive, royalty-free license to utilize Ceramatec’s Glyd-Arc Plasma Oxidizer technology for the total and complete destruction of solid and liquid hazardous chemicals and biological waste.  The Company issued 850,000 of its $.001 par value common shares to Ceramatec that Ceramatec may sell the stock starting two years from the date of the agreement.  These unregistered share were issued under section 4(2) of the Securities Act of 1933 as they were transactions by an issuer not involving any public offering.

On August 29, 2007, entered into an agreement with Princeton Research of Nevada, Inc., 3887 Pacific Street, Las Vegas, NV 89121 wherein Princeton was to provide media consulting services to the Company and the Company issued 50,000 shares of its $.001 par value common shares as compensation.  These unregistered share were issued under section 4(2) of the Securities Act of 1933 as they were transactions by an issuer not involving any public offering.

Item 5 - INDEMNIFICATION OF DIRECTORS AND OFFICERS.

No director of the Company will have personal liability to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director since provisions have been made in the Articles of Incorporation limiting such liability.  The foregoing provisions shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law, (iii) under applicable Sections of the Nevada Revised Statutes, (iv) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes or, (v) for any transaction from which the director derived an improper personal benefit.

The By-laws provide for indemnification of the directors, officers, and employees of the Company in most cases for any liability suffered by them or arising out of their activities as directors, officers, and employees of the Company if they were not engaged in willful misfeasance or malfeasance in the performance of his or her duties; provided that in the event of a settlement the indemnification will apply only when the Board of Directors approves such settlement and reimbursement as being for the best interests of the Corporation.  The Bylaws, therefore, limit the liability of directors to the maximum extent permitted by Nevada law (Section 78.751).

The officers and directors of the Company are accountable to the Company as fiduciaries, which means they are required to exercise good faith and fairness in all dealings affecting the Company.   In the event that a shareholder believes the officers and/or directors have violated their fiduciary duties to the Company, the shareholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the shareholder’s rights, including rights under certain federal and state securities laws and regulations to recover damages from and require an accounting by management..  Shareholders who have suffered losses in connection with the purchase or sale of their interest in the Company in connection with such sale or purchase, including the misapplication by any such officer or director of the proceeds from the sale of these securities, may be able to recover such losses from the Company.

PART F/S

Item 1 - FINANCIAL STATEMENTS AND EXHIBITS

An audited Report and Financial Statement, as of December 31, 2007, is set forth in Exhibit 99.1 to this Form 10.

PART III

Item 1 – Index to Exhibits

The following documents are attached as exhibits hereto:

Exhibit No.	Document	Location
2.1	Acquisition Agreement	Attached
3.1	Articles of Incorporation	Attached
3.2	Articles of Amendment – Allwest	Attached
3.3	Articles of Amendment – Lyons Capital	Attached
3.4	Articles of Amendment – UTEC	Attached
3.3	Bylaws	Attached
5.1	Opinion re Legality and Consent of Attorney	Attached
10.1	License and Supply Agreement	Attached
10.2	Stock Option Plan	Attached
14.1	Code of Business Conduct and Ethics	Attached
23.1	Consent of Independent Registered Public Accounting Firm	Attached
23.2	Consent of Attorney	Included in Exhibit 5.1

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

UTEC, Inc.

Date: May 14, 2008.

By: /s/__Fortunato Villamagna______

Fortunato Villamagna, Director & CEO

UTEC, INC. (formerly LYON CAPITAL VENTURE CORP.)

As of and for the Twelve months Ended December 31, 2007

Table of Contents

Report of Independent Registered Public Accountanting Form

Notes to Consolidated Financial Statements

F-6

Report of Independent Registered Public Accounting Firm

Board of Directors

UTeC, Inc.

Norman, Oklahoma

We have audited the accompanying consolidated balance sheets of UTeC, Inc. (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of UTeC, Inc. as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Cole & Reed P.C.

Oklahoma City, Oklahoma

May 13, 2008

UTEC Inc.

Consolidated Balance Sheet
As of December 31, 2007 and 2006
	December 31 2007	December 31 2006
ASSETS

Current Assets
Cash and cash equivalents	$ 89,377	$ 20,100
Accounts receivables	52,415
Inventory	59,440
Prepaid expenses	6,115
Deferred Tax Asset (Note 8)	14,300
Total Current Assets	221,647	20,100

Prepaid Ground Lease (Note 5)	64,300
Intangible Assets, net (Note 6)	1,127,250
Property, plant & equipment, net (Note 3)	694,455
Deferred Tax Asset (Note 8)	105,600

Total assets	$ 2,213,252	$ 20,100

LIABILITIES

Current liabilities
Accounts payable and accrued liabilities	$ 247,308	$ -
Amounts payable to related parties	115,062	28,112

Total Current Liabilities	362,370	28,112

STOCKHOLDERS' EQUITY

Authorized:
74,000,000 common shares, par value of $0.001 per share
Issued and outstanding:
53,756,159 at December 31, 2007	53,756
25,917,159 at December 31, 2006		25,917

1,000,000 preferred shares, par value of $0.001 per share
Issued and outstanding:
42,013 at December 31, 2007	42
22,013 at December 31, 2006		22

Additional paid in capital	2,116,376	-
Retained earnings (deficit)	(319,292)	(33,951)
Total Stockholders’ Equity	1,850,882	(8,012)

Total liabilities and stockholders’ equity	$ 2,213,252	$ 20,100
The accompanying notes are an integral part of these financial statements

UTEC Inc.

Comparative Consolidated Statement of Operations
for the twelve-month period ended December 31

	2007	2006
Revenue
Service revenue	$ 893,365	$ -
Product sales	472,440	-
Total Sales	1,365,805	-

Cost of Sales	(197,920)	-
Gross profit	1,167,885	-

Operating Expenses
General and administrative expense	427,546	21,837
Selling expense	157,330
Research and development expense	988,250

Total operating expenses	1,573,126	21,837

Income (loss) before income taxes	(405,241)	(21,837)

Provision for income taxes (benefit)	(119,900)	-

Net loss	$ (285,341)	$ (21,837)

Earnings (loss) per share - basic and diluted	$ (0.005)	$ (0.001)

Weighted average number of common shares
outstanding as of December 31, 2007 and 2006	52,839,093	6,064,282

The accompanying notes are an integral part of these financial statements

UTEC Inc.

Comparative Consolidated Statements of Stockholders' Equity
for the Tweleve Months Ended December 31

	2006
	Common shares	Preferred Shares	Par value	Additional Paid-in Capital	Retained Earnings (Deficit)
Balance January 1	5,692,159	2,013	$ 5,689	$ -	$ (12,114)

Common shares issued for services at $0.001	225,000		230
Common shares issued on exercise of option at $0.001	20,000,000		20,000
Preferred shares issued for services at $0.001		20,000	20

Net Loss for the twelve months ended December 31					(21,837)

Balance, December 31	25,917,159	22,013	$ 25,939	$ -	$ (33,951)

	2007
	Common shares	Preferred Shares	Par value	Additional Paid-in Capital	Retained Earnings (Deficit)
Balance January 1	25,917,159	22,013	$ 25,939	$ -	$ (33,951)

Common shares issued for purchase of ESI at $0.001	22,500,000		22,500	1,879,439
Common shares issued for finders fee at $0.001	2,525,000		2,525
Preferred shares issued for purchase of ESI at $0.001		20,000	20

Common shares issued pursuant to employee stock grants	1,914,000		1,914	105,487
Common shares issued for contractual and consulting services	900,000		900	93,200
Capital contribution by shareholder for consulting services				38,250

Net Loss for the twelve months ended December 31			-	-	(285,341)

Balance, December 31	53,756,159	42,013	$ 53,798	$ 2,116,376	$(319,292)

The accompanying notes are an integral part of these financial statements.

UTEC Inc.

Comparative Consolidated Statements of Cash Flows
for the twelve-month period ended December 31

	2007	2006

Cash flows from operating activities:
Net Income (loss)	$ (285,341)	$ (21,837)
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Depreciation	42,730
Amortization of intangibles	80,050
Employee stock grants	107,401
Stock issued for services and contract rights	60,750	250
Deferred tax benefit	(119,900)	-
Accounts receivables	(9,927)
Inventories	(59,440)
Prepaid Expenses	(6,115)
Accounts payable and accrued liabilities	244,069	21,687
Total cash flows from operating activities	54,277	100

Cash in UTEC Corporation when contributed to UTEC Inc.	15,000	-
Total cash flow from investing activities	15,000	-
Cash flows from financing activities
Proceeds from line-of-credit from related party	181,998	-
Repayment of line-of-credit to related party	(181,998)	-
Capital Contribution	-	20,000
Total cash flows from financing activities	-	20,000

Increase in cash and equivalents	69,277	20,100

Cash and cash equivalents, beginning of period	$ 20,100	$ -

Cash and cash equivalents, end of period	$ 89,377	$ 20,100

Supplemental Disclosure
Income taxes paid	$ -	$ -
Interest paid	$ 5,790	$ -

Supplemental Schedule of Noncash Investing and Financing Activities:
Assets acquired and liabilities assumed in the acquisition:
Accounts receivable	$ 42,488	$ -
Property and equipment	$ 737,185	$ -
Intangible assets	$ 1,200,000	$ -
Accounts payable and accrued liabilities	$ (90,189)	$ -

Capital contribution by shareholder for consulting services	$ 38,250	$
Common stock issued in exchange for patent rights	$ 71,600	$ -

The accompanying notes are an integral part of these financial statements.

UTEC, INC.

Notes to Consolidated Financial Statements

December 31, 2007

1.

Organization and Summary of Significant Accounting Policies

g)

Business Activity

UTEC INC., formerly Lyon Capital Venture Corp., is a Nevada corporation organized on November 8, 1993 as a “For Profit” corporation for the purpose of engaging in any lawful activity.  The Company was in the development stage through December 31, 2006, and the year ended December 31, 2007 is the first year during which the Company is considered an operating company and is no longer in the development stage.  On January 10, 2007 the Company purchased 100% of the shares of UTEC Corporation, Inc for a total consideration of 22,500,000 of the company’s par value $0.001 common shares and 20,000 of the company’s par value $0.001 preferred shares.  The Company also issued 2,525,000 common shares in finder’s fees.

The Company’s business is to offer state of the art testing and analysis to clients worldwide.  The Company is a leader in commercial explosives technology including development, analysis, testing and manufacturing.

The Company operates a chemical research and development laboratory near Riverton, Kansas, which specializes in commercial explosives development and analysis. The Company also operates a destructive test facility near Hallowell, Kansas, which specializes in determining the detonating characteristics of commercial explosives.

b) Principles of Consolidation

The financial statements of the Company include the accounts of the Company and its wholly owned subsidiary, UTEC Corporation.  All intercompany accounts and transactions have been eliminated in consolidation.

c) Cash and Cash Equivalents

For the purpose of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.  The Company had $89,337 and $20,100 cash or cash equivalents at December 31, 2007 and December 31, 2006 respectively.

d) Trade Accounts Receivable and Credit Policy

Trade accounts receivable consist of amounts billed to customers for purchases of services and energetic materials. The Company extends credit to customers in accordance with normal industry standards and terms, which are typically net 30 to 45 days.  Credit risk arises as customers default on trade accounts receivable owed to the Company. The Company considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is recorded. If amounts are subsequently determined to be uncollectible, they will be charged to operations when that determination is made.

e) Revenue Recognition

The Company recognizes revenue when materials are shipped or services are provided, and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, and the sales price is fixed or determinable.  The Company records customer shipping and handling charges as revenues with the associated costs recorded to cost of sales.

f) Inventories

Inventories consist of purchased materials held for resale and are carried at the lower of cost (first-in, first-out method) or market.

g) Property, Plant and Equipment

Property, plant and equipment are carried at fair value for assets contributed in connection with the acquisition, and at cost for assets acquired subsequent to the acquisition date, less accumulated depreciation from the date of acquisition through the balance sheet date. The Company periodically assesses the recoverability of property, plant and equipment and evaluates such assets for impairment whenever events or changes in circumstances indicate that the net carrying amount of an asset may not be recoverable. Asset impairment is determined to exist if estimated future cash flows, undiscounted and without interest charges, are less than the net carrying amount. Depreciation expense is computed on a straight-line basis over the estimate useful lives of the assets as follows:

Building and leasehold improvements

10-25 years

Machinery and equipment

10-15 years

Furniture and fixtures and transportation equipment

3-7 years

Major additions and improvements are capitalized in the month following the month in which the assets or improvement are deemed to be placed in service. Maintenance and repairs are expensed as incurred. Upon disposition, the net book value is eliminated from the accounts, with the resultant gain or loss reflected in operations.

h) Research and Development Costs

Research and development costs for the development of new products and update of existing products are expensed as incurred.

i) Income Taxes

The Company recognizes the tax effects of transactions in the year in which such transactions enter into the determination of net income, regardless of when reported for tax purposes.  Deferred taxes are provided in the financial statements under Financial Accounting Standards Board Statement No. 109 to give effect to the resulting temporary differences which may arise from differences in the bases of fixed assets, depreciation methods, allowances, share-based compensation, and start-up costs based on the income taxes expected to be payable in future years.

j) Concentrations

The Company maintains balances in bank accounts that, at times, exceed federally insured limits. Management believes the risk of loss associated with this concentration is minimal.

For the twelve months ended December 31, 2007, two customers accounted for approximately 34% and 28% of the Company’s net sales, respectively.

At December 31, 2007, one customer accounted for approximately 80% of the Company’s accounts receivable.

k) Estimates

Preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period.  Actual amounts may differ from those reported.

Certain significant estimates include the fair value of the Company’s intangible assets and the related amortization period.  These estimates are discussed in further detail at Note 6.

l) Going Concern Assumption

As of December 31, 2007 the company had $89,277 cash on hand.  Periodically, the Company finds itself in a negative cash flow position.  While the company has limited liquidity it did finish the year funding its operations with internally generated cash only with the exception of some short term temporary funding required during the third quarter.   To fund the expansion of the company’s business into the Hazardous Chemicals and Biological Waste Destruction business the company will need to raise significant capital with debt and/or equity financing. If the company is unsuccessful in funding, the commercialization schedule for the new Waste Destruction marketing plan will be delayed.

The predecessor businesses to the Company’s subsidiary have been in business for over 30 years.   Thus, the Company has an established customer base and demand for its products and services. The Company believes it will generate sufficient cash flow to cover its current business responsibilities over the next 12 months, but if short term funding is necessary, the Company has assets available to act as security to guarantee short term funding from conventional loan sources. If necessary, the management may guarantee these potential loans, but there is no current written or oral agreement for such guarantees. The Company has from time to time sufficient receivables to act as security for short term funding guarantees.

m)  Intangible Assets

Intangible assets are accounted for in accordance with Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets.

Intangible assets consist of a customer list and patent rights.  These intangible assets are amortized over their useful lives and tested for impairment if certain circumstances indicate and impairment may exist.  As of December 2007 the remaining amortization period is sixteen years for the customer list and the patent rights.

Intangible assets that are amortized are tested for impairment at the asset level associated with the lowest level of cash flows.  An impairment exists if the carrying value of the asset is i) not recoverable (the carrying value of the asset is greater than the sum of the undiscounted cash flows) and ii) is greater than its fair value.

n)  Advertising Costs

Advertising costs are expensed as incurred and totaled approximately $67,000 during the year ended December 31, 2007.

2.

Acquisitions

a.

Acquisitions

On January 10, 2007 the company UTEC, Inc. (formerly Lyon Capital Venture Corp, acquired UTEC Corporation, a global chemical and materials services company.  The Company is a leader in commercial explosives technology including development, analysis, testing and manufacturing.  UTEC Corporation, with sales of $1.4 million (unaudited, see Unaudited Pro forma results in this Note 2) for the twelve months ended December 31, 2006, has been fully integrated into UTEC, Inc. as of the end of calendar year 2007.

b.

Purchase Price

The consideration for the UTEC Corporation acquisition consisted of 22,500,000 shares of restricted stock and 20,000 preferred shares.

c.

 Allocation of Purchase Price

The UTEC Corporation acquisition is accounted for as a purchase business combination.  Assets acquired and liabilities assumed are recorded in the accompanying consolidated balance sheet at their estimate fair values as of January 10, 2007.  A final allocation of purchase price to the assets acquired and liabilities assumed at the date of acquisition is presented in the table below.

Current assets

$     57,488

Property, plant and equipment

737,185

Identifiable intangible and other assets

1,200,000

  Total assets acquired

1,994,673

Current liabilities

                        90,189

  Net assets acquired

$1,904,484

Cash acquired

       15,000

  Purchase price, net of cash acquired

$1,889,484

d.

Unaudited Pro Forma Results

Unaudited pro forma financial information is presented below as if the acquisition of UTEC Corporation occurred at the beginning of calendar year 2006.  The pro forma information presented below does not purport to present what the actual results would have been had the acquisition in fact occurred at the beginning of calendar year 2006, nor does the information project results for any future period.  Pro forma financial information is not presented for calendar year 2007 because the acquisition occurred on January 10, 2007, which was 10 days after the beginning of the Company’s fiscal year 2007.  As a result, the accompanying consolidated statement of operations for fiscal 2007 effectively includes UTEC Corporation’s results of operations for comparative purposes.

Pro forma sales

$1,458,025

Pro forma gross profit

1,237,251

Pro forma net loss

(27,240)

Pro forma diluted earnings per share

$         .00

3.

Property, Plant and Equipment

Property, plant and equipment consist of the following at December 31, 2007:

Buildings and leasehold improvements

$

501,500

Machinery and equipment

195,026

Transportation equipment

24,538

Furniture and fixtures

16,121

        737,185

Less accumulated depreciation

42,730

$

694,455

Depreciation expense was $42,730 for the year ended December 31, 2007.

4.

Operating Leases

The Company assumed a non-cancelable operating lease for a vehicle originally dated August 23, 2005. The lease requires monthly payments of $562 and expires August 23, 2008.

Total rent expense related to operating leases was approximately $6,744 for the period ending December 31, 2007.

Future minimum lease payments for 2008 are $4,496.

In addition, beginning in 2010 and continuing through 2013, the Company will have future minimum lease payments of $85,800 pursuant to a Ground Lease Agreement with a related party (see Note 5).

5.

Related Party Transactions

a)  Shared Services

The accounting office of the Company and its subsidiary UTEC Corporation reside in Norman, Oklahoma and also serve as the accounting office and headquarters for Energetic Systems, Inc. LLC. (ESI).  For the twelve-month period ended December 31, 2007, ESI charged the Company $65,020 for such services, all of which is payable at December 31, 2007.

b) Other related party transactions

From time to time the Company enters into arrangements for the provision of services from one or more of its Directors, or companies in which its Directors have a financial interest.

On January 11, 2007, the Company entered into an agreement with Redstone Management Services, a company owned by Dr. Fortunato Villamagna, for the services of Dr. Villamagna as CEO of the Corporation.  Payments to Redstone under this agreement are based on time actually spent on the business of the Company by Dr. Villamagna, subject to a minimum annual fee of $40,000.  During the twelve months ended December 31, 2007, the Company has incurred management fee expense of $40,000 pursuant to this agreement, all of which is included in Accounts Payable to Related Parties, at December 31, 2007.

On January 1, 2007 UTeC Corporation (a wholly owned subsidiary effective January 10, 2007) entered into a Ground Lease Agreement for the properties that it occupies in Cherokee County, Kansas.  This lease is with Energetic Properties, LLC., a subsidiary of Energetic Systems, Inc. LLC., a significant shareholder in the company.  The initial term of the lease is seven (7) years, with provision to extend for five additional one year renewal periods.  The annual rent is prepaid through December 31, 2009; thereafter UTeC Corporation is obligated to pay an annual rent of $85,800 per year subject to adjustment for changes in the Consumer Price Index.  The discounted value of the lease is $75,000 with an annual amortization of $10,700 with the net book value at December 31, 2007 being $64,300.  The Agreement includes all other terms and conditions which are normal and usual for leases of this type.

c) Advances from Energetic Systems Inc., LLC

Energetic Systems, Inc., LLC. (ESI) which owns approximately 42% of the restricted common shares of UTEC, INC. and owns 100% of the predecessor company, UTeC Corporation, LLC. that contributed its assets to form UTEC Corporation, is the processor of a credit facility of up to $200,000 from UTeC.  There are no amounts owing on that facility at the end of December 31, 2007. During the twelve months ended December 31, 2007, the maximum amount advanced under the line of credit was $181,998.  Interest expense paid on the line of credit was $5,790 during the twelve months ended December 31, 2007.   Advances from ESI are secured by the accounts receivable of the Company, and bear interest at commercial rates.

6.

Intangible Assets

Intangible assets consist of the following at December 31, 2007:

Patent rights

71,600

Customer relationships

1,125,000

Accumulated amortization

(69,350)

$

1,127,250

 The Patent rights are based upon the contractual agreement between the Company and Ceramatec, as described in Note 9.  The Company is amortizing these Patent rights over 17 years.

Customer relationships represent the net present value of the discounted cash flows of customer relationships contributed by the Company in connection with the acquisition.  Although the Company does not typically have long-term contracts with these customers, most of them have been customers of the Company for many years.  The Company is amortizing the net present value of the estimated future cash flows of these customers over seventeen (17) years, which is based on the consistency, length and the unique nature of the customer relationships and the service which the Company provides.

Amortization expense for the next five years related to intangible assets is expected to be as follows:

2008

$70,400

2009

70,400

2010

70,400

2011

70,400

2012

70,400

7.

Earnings (Loss) Per Share

Basic earnings (loss) per share (“EPS”) excludes dilution and is calculated by dividing net income (loss) available to common stockholders by the weighted-average number of shares of common stock outstanding during the period.  Diluted EPS is computed in a manner similar to that of basic EPS except that the weighted-average number of common shares is increased to include the number of incremental common shares (computed using the Treasury Stock method) that would have been outstanding if all potentially dilutive common shares (such as stock options) were issued during the period.  Diluted EPS is the same as basic EPS if the effect of the incremental shares is anti-dilutive.

For the twelve month period ended December 31, 2007 and 2006, basic and diluted earnings (loss) per share were the same, as all potentially dilutive shares were anti-dilutive.

8.

Income Taxes

The provision for income taxes consists of the following for the twelve months ended December 31:

2007

2006

Current

$0

$0

Deferred (benefit)

(119,900)

0

Total

$(119,900)

$(0)

The Deferred tax asset consists of the following at December 31:

2007

Accrued liabilities not currently deductible

$(16,600)

Deferred stock compensation

(40,800)

Deductible prepaid insurance

2,300

Net operating loss carryforwards

(64,800)

Net Deferred Tax Asset

$(119,900)

In assessing the realizability of the net deferred tax assets, management considers whether it is more likely than not that some or all of the deferred tax assets will not be realized.  The ultimate realization of deferred tax assets is dependent upon either the generation of future taxable income during the periods in which those temporary differences are expected to become deductible.  Management considers the entire deferred tax asset to be fully realizable at December 31, 2007, and accordingly, has not recorded a valuation allowance.  During the twelve month period ended December 31, 2007, the Company has reversed valuation allowances previously provided totaling $12,900.

The Company is not currently subject to any specific audit by any federal, state or local taxing authority.  There are no unrecognized tax benefits or tax positions previously taken which could give rise to uncertainty, and therefore there are no calculations or classifications of interest, penalties, or effects on income taxes related to such uncertainties.

At December 31, 2007, the Company has net operating loss carryforwards totaling approximately $170,000, which primarily begin to expire in 2021.

Actual income taxes differ from “expected” income tax, computed by applying the U.S. Federal corporate income tax rate of 34% to earnings (loss) from operations before income taxes for the twelve months ended December 31 as follows:

2007

2006

Computed expected income taxes

$(137,800)

(34.0)%

$(7,400)

(34.0)%

Nondeductible expenses

42,000

10.4

0

0.0

Other, principally state taxes

(11,200)

(4.4)

0

(0.0)

Provision (reversal) for valuation allowance

(12,900)

(6.0)

 7,400

34.0

$(119,900)

(34.1)%

$0

(0.0)%

9.

Contractual Obligations

a)  Ceramatec, Inc.

Effective February 1, 2007 the company entered into a License and Supply Agreement with Ceramatec, Inc. of Salt Lake City, Utah (“License”) for a world wide exclusive royalty-free license to practice Cermatec’s Gild Arc Plasma Oxidizer technology for the destruction of solid and liquid hazardous chemicals and biologicals.  The agreement continues to the full end of the term or terms for which patent rights held by Ceramatec and related to the technology have not expired.

In connection with the agreement, the Company granted 850,000 shares of its Common Stock to Ceramatec.  Subject to any Securities and Exchange Commission regulations, Ceramatec may sell its stock starting two years from the Effective Date of the agreement.  If Ceramatec is not able to sell its stock granted under this agreement for at least $700,000 within the first two years after it is allowed to sell its stock under this agreement, then any license granted under this agreement shall become non-exclusive.  Ceramatec agreed to pay a finders fees of 85,000 shares to a third party in connection with this agreement.

The Company has recorded an asset equal to the estimated fair value of the Common Stock granted pursuant to this agreement, of $71,600.  Although the closing price of the stock on the effective date of the agreement was higher than the price used to value this contract the Company believes a more accurate estimate of the value of the stock is derived by calculating the value of the shares exchanged for acquiring UTEC Corporation.  See Notes 2(a) and 2(b).  The Company is amortizing the asset over seventeen (17) years, which is the estimated remaining life of the patents to which the Company has exclusivity rights.  See Note 5.

During the term of the License, the company is obligated to purchase plasma oxidizer units from Ceramatec in order to maintain exclusivity under the license agreement. The company’s minimum obligations under this purchase arrangement are begin in 2008 and are $100,000 in 2008, $200,000 in 2009 and $600,000 for each remaining year of the agreement. If the minimum purchase requirement is not met for any year, the license grant of this agreement shall automatically convert from exclusive to nonexclusive for the remainder of the term of the agreement.

The License includes a provision that entitles the Company to any improvements to the technology, whether patentable or not, without further cost to the Company.

10.

Employee Stock Plan

Effective January 12, 2007, the Company’s Board of Directors approved a “Consultant and Employee Stock Option and Award Plan” and reserved 2,000,000 shares of the Company’s common stock pursuant to this plan.  In connection with the adoption of the plan, the Company also awarded 1,914,000 shares of restricted stock to certain key employees and consultants.  The stock grants to the key employees have an 18 month vesting period from the date of the grant, and become fully vested on July 12, 2008.

Upon vesting the stock will become the property of the employee free of restriction and can be sold, gifted or otherwise transferred.  The right to the stock never lapses nor is it dependent on the exercise of the stock.  The stock carries a strike price value of $0.25 per share.  The stock would not be sold unless its market value exceeds the strike price.  Since the employee is not required to exercise the strike price the employees basis in the stock is zero and therefore cannot be written off or a loss taken.

A summary of the status of the Company’s non-vested shares as of December 31, 2007, and changes during the year ended December 31, 2007, is presented below:

Non-vested Shares	Shares (000)	Weighted-Average Grant-Date Fair Value
Non-vested at January 1, 2007	0	$0.00
Granted	1,914	0.218
Vested	0	0.00
Forfeited	0	0.00
Non-vested at December 31, 2007	1,914	$0.218

For the twelve months ended December 31, 2007, the Company has recognized compensation expense of $107,401 and a corresponding increase to Common Stock and Additional Paid-in Capital based upon the estimated fair value of the Common Stock at the date of the grant and the vesting period of the grants.  Amortization expense of $53,620 is to be booked in 2008 which represents the remaining six (6) months of the term before the stock is fully vested.

11.

Subsequent Events

Subsequent to December 31, 2007, the Company replaced the 2007 Consultant and Employee Stock Option and Award Plan with a new plan entitled the “Non-Qualified Stock Option Agreement”.  In connection with the new plan, the Company canceled the stock grants issued to the recipients an replaced them with option awards.  The Company believes that such awards better align the interests of its employees with those of its shareholders. Option awards were granted with an exercise price of $0.25 per share, but not less than 65% of the fair market value on the date of grant March 26, 2008.  The option awards vest over the period the services are provided, five (5) years, and terminate at the end of that period or on the date the employee is no longer employed with the Company.

12.

New Accounting Pronouncements

In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements, as amended in February 2008 by FSP FAS 157-2, Effective Date of FASB Statement No. 157. The provisions of SFAS No. 157 are effective for the Company as of January 1, 2008. However, FSP FAS 157-2 defers the effective date for all nonfinancial assets and liabilities, except those items recognized or disclosed at fair value on an annual or more frequently recurring basis, until January 1, 2009. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. We do not expect the adoption of this statement to have a material impact on our financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115. The provisions are effective for the Company as of January 1, 2008. This statement permits entities to choose to measure many financial instruments and certain other items at fair value and report unrealized gains and losses on these instruments in earnings. We do not expect the adoption of this statement to have a material impact on our financial statements.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations. The provisions, which change the way companies account for business combinations, are effective for the Company as of January 1, 2009. This statement requires the acquiring entity in a business combination to recognize assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose all information needed by investors to understand the nature and financial effect of the business combination. We do not expect the adoption of this statement to have a material impact on our financial statements.

In December 2007, the FASB also issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements - an amendment of Accounting Research Bulletin No. 51, the provisions of which are effective for the Company as of January 1, 2009. This statement requires an entity to classify noncontrolling interests in subsidiaries as a separate component of equity. Additionally, transactions between an entity and noncontrolling interests are required to be treated as equity transactions. We are currently evaluating the impact of this statement on our financial statements.